                                                                    Exhibit 99.1
                                    Footnotes

(1)  The Form 4 originally filed on June 7, 2007 is being amended to clarify the terms of, and reflect a subsequent amendment of, the prepaid variable forward arrangement reported in the original filing.

     On June 5, 2007, Virgin Entertainment Investment Holdings Limited ("VEIHL")
     entered into a prepaid variable forward arrangement (the "Prepaid Variable
     Forward Arrangement") with an unaffiliated third party with respect to
     12,847,860 shares of Common Stock, par value $0.01 per share ("Common
     Stock"), of Virgin Media Inc. Solely for purposes of reporting under
     Section 16 of the Securities Exchange Act of 1934, the Prepaid Variable
     Forward Arrangement is reflected herein as if call and put options had been, respectively, written and purchased. VEIHL received a prepayment of
     $224,872,294 (the "Prepayment Amount") under the terms of the Prepaid
     Variable Forward Arrangement. On the valuation date of the arrangement (the
     "Valuation Date"), which was initially established as June 5, 2009, VEIHL is obligated to deliver an amount of cash (or, at VEIHL's election, a number of shares of Common Stock) that is determined based upon the volume weighted average price per share of the Common Stock on 20 trading days from and including the date falling 19 trading days prior to the Valuation
     Date through and including the Valuation Date (the "Settlement Price"). The payment obligations have a floor price of approximately $19.68 (the "Floor
     Price") and had an initial cap price of approximately $31.98, subject to adjustment with respect to dividend payments on the shares (the "Cap
     Price"). The default method of settlement under the Prepaid Variable
     Forward Arrangement is cash settlement. If the Settlement Price is greater than the Cap Price, VEIHL is obligated to deliver either (i) cash in the amount of the sum of (A) the Prepayment Amount plus (B) the product of (1)
     the difference between the Settlement Price and the Cap Price multiplied by
     (2) the number of shares of Common Stock underlying the Prepaid Variable
     Forward Arrangement or (ii) a number of shares of Common Stock equal to the
     Prepayment Amount divided by the Cap Price. If the Settlement Price is less than or equal to the Cap Price, but more than or equal to the Floor Price,
     VEIHL is obligated to deliver either (i) cash in the amount of the
     Prepayment Amount or (ii) a number of shares of Common Stock equal to the
     Prepayment Amount divided by the Settlement Price. If the Settlement Price is less than the Floor Price, VEIHL is obligated to deliver either (i) cash in the amount of the Settlement Price multiplied by the number of shares of
     Common Stock underlying the Prepaid Variable Forward Arrangement or (ii)
     the number of shares of Common Stock underlying the Prepaid Variable
     Forward Arrangement. VEIHL presently expects that it will settle the
     Prepaid Variable Forward Arrangement in shares of Common Stock. In the event, at the election of VEIHL upon 20 business days' prior written notice, of an early termination of the Prepaid Variable Forward Arrangement with respect to all or part of the shares, VEIHL or the third party, as the case may be, would be required to pay the other in cash an optional termination price related to the costs of unwinding the arrangement. VEIHL pledged 12,847,860 shares of Common Stock (the "Pledged Shares") to secure its obligations under the Prepaid Variable Forward Arrangement. VEIHL will continue to receive the benefit of ordinary dividends on the Pledged
     Shares during the term of the pledge and has the right to the return of the Pledged Shares on 20 days' notice for voting or any other purpose. On
     December 12, 2008, the parties amended the Prepaid Variable Forward
     Arrangement to change the Valuation Date to May 13, 2009. At the time of such amendment, the Cap Price had been adjusted to approximately $30.96 based upon the dividend adjustment provisions of the Prepaid Variable
     Forward Arrangement.

(2)  This Statement on Form 4 is filed jointly by (i) VEIHL, (ii) Corvina
     Holdings Limited ("Corvina"), (iii) Gamay Holdings Limited ("Gamay"), (iv)
     Virgin Group Holdings Limited ("VGHL"), (v) Sir Richard Branson, (vi)
     Cougar Investments Limited ("Cougar"), (vii) Plough Investments Limited
     ("Plough"), (viii) Deutsche Bank Trustee Services (Guernsey) Limited
     ("DBTSGL"), solely in its capacity as trustee on behalf of The Virgo Trust,
     The Libra Trust, The Jupiter Trust, The Mars Trust, The Venus Trust, The
     Leo Trust and The Gemini Trust (such trusts collectively referred to as the
     "DB Trusts"), and (ix) RBC Trustees (C.I.) Limited ("RBC"), solely in its capacity as trustee on behalf of The Aquarius Trust, The Aries Trust, The
     Capricorn Trust, The Pisces Trust and The Saturn Trust (such trusts collectively referred to as the "RBC Trusts"). VEIHL is a wholly-owned subsidiary of Corvina. Corvina is held as to approximately 87% by VGHL. The remaining 13% of Corvina is owned jointly by Gamay and certain senior executives of the Virgin Group. Gamay is a wholly owned subsidiary of VGHL.
     VGHL is jointly owned by Sir Richard Branson, Cougar, Plough, the DB Trusts and the RBC Trusts. The principal beneficiaries of the DB Trusts and the
     RBC Trusts are Sir Richard Branson and/or certain members of his family.

(3)  Each reporting person disclaims beneficial ownership of the shares of
     Common Stock reported herein except to the extent of its pecuniary interest therein and the inclusion of the shares of Common Stock in this report shall not be deemed an admission of beneficial ownership of all of the reported shares of Common Stock for purposes of Section 16 or any other purpose.